Exhibit 10.1

January 5, 2010

Mr. Massoud Safavi

3009 Amherst Avenue

University Park, TX 75225

RE:          Separation Agreement and Release

Dear Massoud:

This letter constitutes the Separation Agreement and Release (the “Agreement”) between you and E. F. Johnson Company, and its parent, subsidiary and/or affiliated companies, (collectively referred to as the “Company”), and sets forth the terms of your transitional duties and separation from employment with the Company.

1.         Separation Date.  Today will be the last day of your employment with the Company (“Separation Date”). You acknowledge and agree that, except as provided herein, this Agreement terminates the employment agreement between you and the Company which was entered November 15, 2007 (the “Employment Agreement”), and satisfies all notice requirements under such Employment Agreement.  You also hereby submit your resignation as an officer of the Company,

2.         Severance Pay.  If you enter into this Agreement and on or within twenty-one (21) days after the Separation Date you return to the Company this signed Agreement, and allow it to become effective by not revoking it under paragraph 10 herein, the Company will pay you Severance Pay equal to eight (8) months’ base salary in the total gross amount of $216,666.66. Such payments will be made on the Company’s regularly scheduled paydays for eight (8) months and are subject to standard payroll deductions and withholdings. These payments will begin on the first payroll date following the Effective Date of this Agreement and will continue for eight (8) months thereafter (the “Severance Period”). You agree that you are not otherwise entitled to this Severance Pay.

Notwithstanding the foregoing, the Company’s obligation to pay the Severance Pay shall cease when you gain full time employment. You shall have an affirmative obligation to report any such employment  to the Company within 30 days of becoming employed to Sandi Knight, VP Human Resources.  During the Severance Period, you agree to fully cooperate with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any business relationships, and the orderly transfer of your institutional knowledge to such other persons as may be designated by the Company. You also agree to be available by telephone during reasonable business hours and will respond within a reasonable time to any inquiries or requests from the Company.

3.         Accrued Salary and Vacation.  By signing this Agreement, you agree that the Company has paid you all accrued salary, benefits or other type of remuneration, through the Separation Date, subject to standard payroll deductions and withholdings with the exception of your final paycheck and accrued, unused vacation pay. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation (including any base salary, bonus or commissions), stock options, severance or benefits after the Separation Date, with the sole exception of any benefit in which you have a vested right pursuant to any written ERISA-qualified benefit plan (e.g., 401(k) plan).

4.         Health Insurance.  Until the earlier to occur of (i) the twelve (12) month anniversary of the Separation Date, or (ii) the date on which you become employed, you will be provided such coverage as you had at the time of the Separation Date (with the exception of Long Term Care, 401(k), Life Insurance, Short Term Disability Insurance and Long Term Disability Insurance), for yourself and/or any dependents, at the same premium rate as current employees, and the Company will pay the difference. Thereafter, you may continue such benefits entirely at your own expense.

5.         Outplacement Services.  You shall be entitled to receive the services of an outplacement consultant selected by Employer, whose fees shall be paid by Employer up to a total of $10,000.

6.         Expense Reimbursements.  You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these business expenses pursuant to its policies and reasonable business practices.

7.         Confidential Information/Non-Compete Obligations.  You acknowledge and reaffirm your continuing obligations under paragraphs 2 and 3 of your Employment Agreement entered January 15, 2007, including but not limited to your obligation not to use or disclose any confidential or proprietary information of the Company and not to compete with the Company or solicit the customers or suppliers of the Company for a period of 12 months, as set forth in the Noncompete Agreement attached to the Employment Agreement. You are obligated to abide by the terms of these agreements whether or not you accept this Agreement.  You hereby acknowledge that you have returned all Company property to the Company and that you are not in possession of any of the Company’s proprietary materials or copies thereof.

8.         Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee or independent contractor of the Company. You further agree both to immediately notify the Company upon receipt of any court order, subpoena, or other legal process that seeks or might require your cooperation or your disclosure or production of the existence or terms of this Agreement, and to furnish to the Company, within three (3) business days of its receipt, a copy of such court order, subpoena or other legal process.

9.         Release.  In consideration of the Severance Payment to be paid by the Company to Employee, Employee releases, waives, and discharges the Company (and any of their successors, divisions, subsidiaries, affiliated, related or parent companies, owners, investors and each of their present and former officers, directors, shareholders, agents, fiduciaries, employees, attorneys, representatives, successors and assigns (collectively referred to as “Released Parties”)) from any and all claims arising or existing on, or at any time prior to, the date this Agreement is signed by Employee.  Such released claims include, without limitation, claims relating to or arising out of (i) Employee’s hiring, compensation, benefits and employment with Company, (ii) Employee’s separation from employment with Company, and (iii) all claims known or unknown or which could or have been asserted by Employee against the Company or Released Parties, at law or in equity, or sounding in contract (express or implied) or tort, including claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, age discrimination claims under the Age Discrimination in Employment Act (“ADEA”); the Americans with Disabilities Act (“ADA”); claims under Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act; the Equal Pay Act; the Family and Medical Leave Act (“FMLA”), 42 U.S.C. §1981; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the Sarbanes Oxley Act (“SOX”); the Employee Polygraph Protection Act; the Uniform Services and Employment and Re-Employment Rights Act; the Worker Adjustment Retraining Notification Act (“WARN”); the National Labor Relations Act (“NLRA”) and the Labor Management Relations Act (“LMRA”); and any other similar or equivalent state laws; and any other federal, state, local, municipal or common law whistleblower protection claim, discrimination or anti-retaliation statute or ordinance; claims arising under the Employee Retirement Income Security Act (“ERISA”); or any other statutory, contractual or common law claims.  Employee does not release his right to enforce the terms of this Agreement or the Plan, nor does this Agreement limit Employee’s right to file a charge or participate in an investigation or proceeding conducted by any federal, state or local government agency.

10.       Consideration Period.  You will have until January 26, 2010, which is twenty-one (21) days in total, not including the date you received this Agreement, within which to consider this Agreement and to review this Agreement with an attorney, if you desire.  You understand, however, that you are free to sign and return this Agreement at any time within the 21-day period.  The Company recommends that you retain an attorney, at your own expense, to consult with and review this Agreement prior to signing it.

11.      Revocation Period.   Employee may revoke this Agreement within seven (7) calendar days after signing it, not including the date Employee signs the Agreement.  To be effective, the revocation must be in writing and hand-delivered or mailed to the Human Resources

Department, EF Johnson Technologies, Inc., 1440 Corporate Drive, Irving, Texas 75038, within the applicable seven (7) day period.  If delivered by hand, it must be given to the Human Resource Department within the applicable seven (7) day period.  If mailed, the revocation must be: (a) postmarked within the applicable period; (b) properly addressed as set forth above; and (c) sent by Certified Mail, Return Receipt Requested.  Should Employee choose to rescind and revoke this Agreement, all terms of this Agreement are canceled and thereby ineffective.

12.       Cooperation with the Company.  You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, litigation, or other matters, arising from events, acts, or failures to act that occurred during the time period in which you were employed by the Company. Cooperation includes, without limitation, making yourself available upon reasonable notice for interviews, and truthful and accurate testimony in depositions and trial. The Company will reimburse you for your reasonable out-of-pocket expenses incurred in connection with any such cooperation including forgone wages if you are otherwise employed (excluding attorneys’ fees); and no other compensation will be owed to you for such cooperation.

13.       Entire Agreement/Survival of Portions of Employment Agreement.  This Agreement constitutes the entire agreement between the parties concerning the subject matter herein, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, related thereto, except that paragraphs 2 and 3 of the Employment Agreement between you and the Company entered November 15, 2007, and the Noncompete Agreement attached to the Employment Agreement shall remain in force and effect in accordance with the terms of such agreements.  This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.

14.       Non-Disparagement.  Each of the Company and you agrees that it/he will refrain from making any defamatory, libelous, slanderous or disparaging statements about the other party (including any derogatory statements regarding the business or reputation of the Company), orally or in writing, except for truthful statements required by law or legal process.

15.       Miscellaneous.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. This Agreement will bind the heirs, personal representatives, successors and assigns of the parties, and inure to the benefit of the parties, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Texas as applied to contracts made and to be performed entirely within Texas. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. We appreciate all of your contributions to the Company and wish you all the best in your future endeavors.

Sincerely,

For the Company:

		By:	/s/ Michael E. Jalbert
Michael E. Jalbert
Chief Executive Officer

UNDERSTOOD AND AGREED:

/s/ Massoud Safavi
Massoud Safavi

Execution Date:	January 8, 2010